Investor Relations

News from Aon
Aon Reports Fourth Quarter and Full Year 2020 Results
Fourth Quarter Key Metrics From Continuing Operations and Highlights
•Total revenue increased 3% to $3.0 billion, including organic revenue growth of 2%
•Operating margin increased to 24.0%, and operating margin, adjusted for certain items, decreased 100 basis points to 26.9%
•EPS increased to $2.27, and EPS, adjusted for certain items, increased 4% to $2.62
•Repurchased 3.9 million Class A Ordinary Shares for approximately $800 million
•Announced the authorization of a new $5 billion share repurchase program
•Announced the expansion of its Apprenticeship program, designed to bridge the gap from education to employment, with an investment of $30 million over the next five years

Full Year Key Metrics From Continuing Operations and Highlights
•Total revenue was flat at $11.1 billion, including organic revenue growth of 1%
•Operating margin increased to 25.1%, and operating margin, adjusted for certain items, increased 100 basis points to 28.5%
•EPS increased to $8.45, and EPS, adjusted for certain items, increased 7% to $9.81
•Cash flows from operations increased 52% to $2,783 million and free cash flow increased 64% to $2,642 million
•Repurchased 8.5 million Class A Ordinary Shares for approximately $1.8 billion
DUBLIN - February 5, 2021 - Aon plc (NYSE: AON) today reported results for the three and twelve months ended December 31, 2020.
Net income from continuing operations attributable to Aon shareholders in the fourth quarter was $524 million, or $2.27 per share, compared to $374 million, or $1.58 per share, in the prior year period. Net income per share from continuing operations, adjusted for certain items, increased 4% to $2.62, including a favorable impact of $0.02 per share if the Company were to translate prior year period results at current period foreign exchange rates ("foreign currency translation"), compared to $2.53 in the prior year period. Certain items that impacted fourth quarter results and comparisons with the prior year period are detailed in “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 10 of this press release.
“We delivered a strong finish to 2020, with 2% organic revenue growth and 4% EPS growth in the fourth quarter. For the full year, free cash flow increased by $1.0 billion to $2.6 billion, the highest in our firm’s history, demonstrating the stability of our business and the efficiency of our Aon Business Services platform,” said Greg Case, Chief Executive Officer. “Our team is incredibly proud of the tremendous resiliency demonstrated by our colleagues. Understanding the opportunity and the need in front of them, they responded by bringing the best of our firm to our clients and each other, allowing the firm to excel during a year filled with unprecedented challenges. We enter 2021 in a position of strength, with momentum for Aon and our pending combination with Willis Towers Watson.”

FOURTH QUARTER 2020 FINANCIAL SUMMARY
The fourth quarter financial results discussed herein represent performance from continuing operations unless otherwise noted.
Total revenue in the fourth quarter increased 3% to $3.0 billion compared to the prior year period driven by 2% organic revenue growth and a 1% favorable impact from foreign currency translation.
Total operating expenses in the fourth quarter decreased 5% to $2.3 billion compared to the prior year period due primarily to a $170 million decrease in restructuring charges, expense discipline, including lower travel and entertainment expense, and a $51 million decrease from accelerated amortization related to certain tradenames that were fully amortized in the second quarter, partially offset by $44 million of transaction costs related to the pending combination with Willis Towers Watson, a $38 million unfavorable impact from foreign currency translation, a $19 million increase in expenses related to acquisitions, net of divestitures, an increase in expense associated with 2% organic revenue growth, and an increase in compensation and benefits expense.
Foreign currency exchange rates in the fourth quarter had a $2 million, or $0.01 per share, favorable impact on U.S. GAAP net income and a $4 million, or $0.02 per share, favorable impact on adjusted net income if the Company were to translate prior year quarter results at current quarter foreign exchange rates. The Company also incurred $8 million, or $0.03 per share, of net losses due to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies recorded in other expense. If currency were to remain stable at today’s rates, the Company would expect a favorable impact of approximately $0.20 per share, or approximately $60 million increase in operating income, in the first quarter of 2021.
Effective tax rate used in the Company's U.S. GAAP financial statements for the fourth quarter was 14.7%, compared to 13.4% in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the fourth quarter decreased to 13.4% compared to 15.7% in the prior year period, primarily driven by changes in the geographical distribution of income and a net favorable impact from discrete items. The prior year period also included a net favorable impact from discrete items. These adjustments are discussed in "Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share" on page 10 of this press release.
Weighted average diluted shares outstanding decreased to 230.9 million in the fourth quarter compared to 237.0 million in the prior year period. The Company repurchased 3.9 million Class A Ordinary Shares for approximately $800 million in the fourth quarter. As of December 31, 2020, the Company had approximately $5.3 billion of remaining authorization under its share repurchase program, including $5.0 billion that was authorized during the fourth quarter.
FULL YEAR 2020 CASH FLOW SUMMARY
The full year 2020 cash flow summary provided below includes supplemental information related to free cash flow, which is a non-GAAP measure that is described in detail in "Reconciliation of Non-GAAP Measures - Organic Revenue Growth (Decline) and Free Cash Flow" on page 9 of this press release.

Cash flows from operations for 2020 increased 52%, or $948 million, to $2,783 million compared to the prior year primarily driven by working capital improvements, including improved collections and actions taken to proactively manage liquidity, a $288 million decrease in restructuring cash outlays, and strong operational improvement. The prior year included approximately $130 million of net cash payments related to legacy litigation.
Free cash flow for 2020, defined as cash flow from operations less capital expenditures, increased 64%, or $1,032 million, to $2,642 million compared to the prior year, reflecting an increase in cash flow from operations and a $84 million decrease in capital expenditures. The prior year included $75 million of capital expenditures related to the restructuring program.
FOURTH QUARTER 2020 REVENUE REVIEW
The fourth quarter revenue reviews provided below include supplemental information related to organic revenue, which is a non-GAAP measure that is described in detail in "Reconciliation of Non-GAAP Measures - Organic Revenue Growth (Decline) and Free Cash Flow" on page 9 of this press release.

	Three Months Ended December 31,
(millions)	2020	2019	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (Decline)
Commercial Risk Solutions	$1,376	$1,331	3%	2%	—%	(3)%	4%
Reinsurance Solutions	197	187	5	—	(3)	(4)	12
Retirement Solutions	495	494	—	2	—	—	(2)
Health Solutions	613	585	5	—	—	3	2
Data & Analytic Services	288	291	(1)	2	—	5	(8)
Elimination	(4)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,965	$2,885	3%	1%	—%	—%	2%
Total revenue increased $80 million, or 3%, to $2,965 million, compared to the prior year period, including organic revenue growth of 2%, reflecting growth in the core business driven by ongoing strong retention and net new business generation, partially offset by a decline in the more discretionary portions of the business.
Commercial Risk Solutions organic revenue growth of 4% reflects growth across most major geographies driven by strong retention and management of the renewal book portfolio, highlighted by double-digit growth in Latin America and strong growth in the U.S. In the U.S., growth was driven by continued strength in core P&C, as well as growth in transaction liability and construction. Results were partially offset by a decline in the more discretionary portions of the business, primarily in EMEA. On average globally, exposures and pricing were both modestly positive, resulting in a modestly positive market impact.
Reinsurance Solutions organic revenue growth of 12% reflects double-digit growth in treaty, driven by continued net new business generation globally and growth in facultative placements, partially offset by a decline in capital markets transactions. Market impact was modestly positive on results in the fourth quarter.
Retirement Solutions organic revenue decline of 2% primarily reflects a decline in Human Capital for rewards services and a modest decline in the more discretionary areas of Retirement and Investments. Growth in the core Retirement business was flat.
Health Solutions organic revenue growth of 2% reflects modest growth in the core business, driven by strong retention and management of the renewal book portfolio in health and benefits brokerage, and growth in the healthcare exchange business. Results also include a modest decline in the more discretionary portions, primarily due to a decline in project-related work, partially offset by strong growth in voluntary benefits.
Data & Analytic Services organic revenue decline of 8% primarily reflects a decrease in the travel and events practice globally, partially offset by modest growth in the core business.

FOURTH QUARTER 2020 EXPENSE REVIEW

	Three Months Ended December 31,
(millions, except percentages)	2020	2019	$ Change	% Change
Expenses
Compensation and benefits	$1,635	$1,601	$34	2%
Information technology	119	131	(12)	(9)
Premises	74	91	(17)	(19)
Depreciation of fixed assets	43	48	(5)	(10)
Amortization and impairment of intangible assets	41	97	(56)	(58)
Other general expense	340	393	(53)	(13)
Total operating expenses	$2,252	$2,361	$(109)	(5)%
Compensation and benefits expense increased $34 million, or 2%, compared to the prior year period due primarily to a $27 million unfavorable impact from foreign currency translation, an $11 million increase in expenses related to acquisitions, net of divestitures, an increase in variable compensation expense, and an increase in expense associated with 2% organic revenue growth, partially offset by a $94 million decrease in restructuring charges.
Information technology expense decreased $12 million, or 9%, compared to the prior year period due primarily to a $10 million decrease in restructuring charges.
Premises expense decreased $17 million, or 19%, compared to the prior year period due primarily to a $16 million decrease in restructuring charges.
Depreciation of fixed assets expense decreased $5 million, or 10%, compared to the prior year period due primarily to a $7 million decrease in restructuring charges.
Amortization and impairment of intangible assets expense decreased $56 million, or 58%, compared to the prior year period due primarily to a $51 million decrease from accelerated amortization related to certain tradenames that were fully amortized in the second quarter.
Other general expenses decreased $53 million, or 13%, compared to the prior year period due primarily to expense discipline, including lower travel and entertainment expense, a $43 million decrease in restructuring charges, and a $13 million decrease in expense related to legacy litigation, partially offset by $44 million of transaction costs related to the pending combination with Willis Towers Watson.

FOURTH QUARTER 2020 INCOME SUMMARY
The fourth quarter 2020 financial results discussed herein represent performance from continuing operations unless otherwise noted. In addition, certain noteworthy items impacted adjusted operating income and adjusted operating margins in the fourth quarters of 2020 and 2019, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 10 of this press release.

	Three Months Ended December 31,
(millions, except percentages)	2020	2019	% Change
Revenue	$2,965	$2,885	3%
Expenses	2,252	2,361	(5)
Operating income	$713	$524	36%
Operating margin	24.0%	18.2%
Operating income - as adjusted	$798	$804	(1)%
Operating margin - as adjusted	26.9%	27.9%

Operating income increased to $713 million compared to the prior year period. Adjusting for certain items detailed on page 10 of this press release, operating income decreased $6 million, or 1%, and operating margin decreased 100 basis points to 26.9%, each compared to the prior year period. Adjusted operating income and margin primarily reflect an increase in compensation and benefits expense and a $12 million decrease in fiduciary investment income, partially offset by expense discipline, including lower travel and entertainment expense. Results also reflect the absorption of investments to support long-term growth initiatives.
Interest income decreased $3 million to $1 million compared to the prior year period. Interest expense increased $2 million to $82 million compared to the prior year period reflecting higher outstanding debt balances. Other pension income increased $6 million to $3 million compared to the prior year period. Other expense of $9 million primarily reflects net losses due to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies.

2020 FULL YEAR SUMMARY
The full year financial results discussed herein represent performance from continuing operations unless otherwise noted.
Total revenue in 2020 was flat at $11.1 billion compared to the prior year, driven by 1% organic revenue growth, partially offset by a 1% unfavorable impact from divestitures, net of acquisitions.
Net income from continuing operations attributable to Aon shareholders was $1,968 million, or $8.45 per share, compared to $1,533 million, or $6.37 per share, in the prior year. Net income per share from continuing operations, adjusted for certain items, increased 7% to $9.81, including an unfavorable impact of $0.04 per share from foreign currency translation, compared to $9.17 in the prior year. Certain items that impacted full year results and comparisons against the prior year are detailed in “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 10 of this press release.
During 2020, the Company repurchased approximately 8.5 million Class A Ordinary Shares for approximately $1.8 billion at an average price of $206.28 per share.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, February 5, 2021 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.
About Aon
Aon plc (NYSE:AON) Aon is a leading global professional services firm providing a broad range of risk, retirement and health solutions. Our 50,000 colleagues in 120 countries empower results for clients by using proprietary data and analytics to deliver insights that reduce volatility and improve performance.
Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations, the uncertainty surrounding the COVID-19 pandemic, and Aon’s pending combination with Willis Towers Watson Public Limited Company (the “Combination”). All statements, other than statements of historical facts that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as its outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of its revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of its business and operations, plans, references to future successes, and expectations with respect to the closing and benefits of the Combination, are forward-looking statements. Also, when Aon uses the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “potential”, “looking forward”, or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward looking statements: general economic and political conditions in different countries in which Aon does business around the world, including the U.K.’s withdrawal from the European Union; changes in the competitive environment or damage to Aon’s reputation; fluctuations in exchange and interest rates that could influence revenue and expenses; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility or increasing borrowing costs; rating agency actions that could affect Aon's ability to borrow funds; volatility in Aon’s tax rate due to a variety of different factors, including U.S. tax reform; changes in estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., Ireland, the U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel, whether as a result of the Combination or otherwise; international risks associated with Aon’s global operations; the effects of natural or man-made disasters, including the effects of COVID-19 and other health pandemics; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; the damage to Aon’s reputation among clients, markets or third parties; the actions taken by third parties that perform aspects of Aon’s business operations and client services; the extent to which Aon manages certain risks created in connection with the services, including fiduciary and investments, consulting, and other advisory services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to continue, and the costs and the costs and risks associated with, growing, developing and integrating companies that it acquires or new lines of business; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or Aon’s relationships with insurance carriers; Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings; Aon’s ability to realize the expected benefits from its restructuring plan; the possibility that the Combination will not be consummated in the expected timeframe, or at all; failure to obtain necessary regulatory approvals, to comply with the requirements related to such approvals, or to satisfy any of the other conditions to the Combination; adverse effects on the market price of Aon’s securities and/or operating results for any reason, including, without limitation, because of a failure to consummate the Combination; the failure to realize the expected benefits of the Combination (including anticipated revenue and growth synergies) in the expected timeframe, or at all; the failure to effectively integrate the combined companies following the Combination; significant transaction and integration costs or difficulties in connection with the Combination and or unknown or inestimable liabilities; litigation associated with the Combination; potential impact of the consummation of the Combination on relationships, including with suppliers, customers, employees and regulators; and general economic, business and political conditions (including any epidemic, pandemic or disease outbreak, including COVID-19) that affect the combined company following the consummation of the Combination.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for the year ended December 31, 2020 are not necessarily indicative of results that may be expected for any future period, particularly in light of the continuing effects of the COVID-19 pandemic. Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”) related to organic revenue growth (decline), free cash flow, adjusted operating margin, and adjusted earnings per share for continuing operations that exclude the effects of intangible asset amortization, restructuring, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth (decline) includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. The impact of foreign exchange is determined by translating last year’s revenue, expense, or net income at this year’s foreign exchange rates. Reconciliations to the closest GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth (decline) information and additional measures that exclude the effects of certain items noted above do not affect net income or any other GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The effective tax rate, as adjusted, excludes the applicable tax impact associated with expenses for estimated intangible asset amortization, restructuring, and certain other noteworthy items. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Condensed Consolidated Financial Statements. Industry peers may provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Leslie Follmer	Jason Gertzen
+1 312-381-3310	+1 312-381-3024
investor.relations@aon.com	mediainquiries@aon.com

Aon plc
Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(millions, except per share data)	2020	2019	% Change	2020	2019	% Change
Revenue
Total revenue	$2,965	$2,885	3%	$11,066	$11,013	—%
Expenses
Compensation and benefits	1,635	1,601	2%	5,905	6,054	(2)%
Information technology	119	131	(9)%	444	494	(10)%
Premises	74	91	(19)%	291	339	(14)%
Depreciation of fixed assets	43	48	(10)%	167	172	(3)%
Amortization and impairment of intangible assets	41	97	(58)%	246	392	(37)%
Other general expense	340	393	(13)%	1,232	1,393	(12)%
Total operating expenses	2,252	2,361	(5)%	8,285	8,844	(6)%
Operating income	713	524	36%	2,781	2,169	28%
Interest income	1	4	(75)%	6	8	(25)%
Interest expense	(82)	(80)	3%	(334)	(307)	9%
Other income (expense)	(6)	(7)	(14)%	12	1	1,100%
Income from continuing operations before income taxes	626	441	42%	2,465	1,871	32%
Income tax expense (1)	92	59	56%	448	297	51%
Net income from continuing operations	534	382	40%	2,017	1,574	28%
Net income (loss) from discontinued operations	—	—	—%	1	(1)	200%
Net income	534	382	40%	2,018	1,573	28%
Less: Net income attributable to noncontrolling interests	10	8	25%	49	41	20%
Net income attributable to Aon shareholders	$524	$374	40%	$1,969	$1,532	29%

Basic net income per share attributable to Aon shareholders
Continuing operations	$2.29	$1.59	44%	$8.49	$6.42	32%
Discontinued operations	—	—	—%	—	—	—%
Net income	$2.29	$1.59	44%	$8.49	$6.42	32%
Diluted net income per share attributable to Aon shareholders
Continuing operations	$2.27	$1.58	44%	$8.45	$6.37	33%
Discontinued operations	—	—	—%	—	—	—%
Net income	$2.27	$1.58	44%	$8.45	$6.37	33%
Weighted average ordinary shares outstanding - basic	229.2	234.7	(2)%	231.9	238.6	(3)%
Weighted average ordinary shares outstanding - diluted	230.9	237.0	(3)%	233.1	240.6	(3)%

(1)The effective tax rate was 14.7% and 13.4% for the three months ended December 31, 2020 and 2019, respectively, and 18.2% and 15.9% for the twelve months ended December 31, 2020 and 2019, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth (Decline) and Free Cash Flow (Unaudited)
Organic Revenue Growth (Decline) From Continuing Operations (Unaudited)

	Three Months Ended December 31,
(millions)	2020	2019	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (Decline) (3)
Commercial Risk Solutions	$1,376	$1,331	3%	2%	—%	(3)%	4%
Reinsurance Solutions	197	187	5	—	(3)	(4)	12
Retirement Solutions	495	494	—	2	—	—	(2)
Health Solutions	613	585	5	—	—	3	2
Data & Analytic Services	288	291	(1)	2	—	5	(8)
Elimination	(4)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,965	$2,885	3%	1%	—%	—%	2%

	Twelve Months Ended December 31,
(millions)	2020	2019	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (Decline) (3)
Commercial Risk Solutions	$4,690	$4,673	—%	—%	—%	(3)%	3%
Reinsurance Solutions	1,814	1,686	8	—	(1)	(1)	10
Retirement Solutions	1,753	1,817	(4)	—	—	(2)	(2)
Health Solutions	1,655	1,667	(1)	(2)	—	2	(1)
Data & Analytic Services	1,171	1,184	(1)	—	—	4	(5)
Elimination	(17)	(14)	N/A	N/A	N/A	N/A	N/A
Total revenue	$11,066	$11,013	—%	—%	—%	(1)%	1%
(1)Currency impact is determined by translating last year's revenue at this year's foreign exchange rates.
(2)Fiduciary investment income for the three months ended December 31, 2020 and 2019 was $4 million and $16 million, respectively. Fiduciary investment income for the twelve months ended December 31, 2020 and 2019 was $27 million and $74 million, respectively.
(3)Organic revenue growth (decline) includes the impact of intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains and losses on derivatives accounted for as hedges.
Free Cash Flow from Continuing Operations (Unaudited)

	Twelve Months Ended December 31,
(millions)	2020	2019	% Change
Cash Provided By Continuing Operating Activities	$2,783	$1,835	52%
Capital Expenditures Used for Continuing Operations	(141)	(225)	(37)
Free Cash Flow Provided by Continuing Operations (1)	$2,642	$1,610	64%
(1)Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(millions, except percentages)	2020	2019	% Change	2020	2019	% Change
Revenue from continuing operations	$2,965	$2,885	3%	$11,066	$11,013	—%

Operating income from continuing operations	$713	$524	36%	$2,781	$2,169	28%
Amortization and impairment of intangible assets	41	97		246	392
Restructuring	—	170		—	451
Legacy Litigation (2)	—	13		—	13
Transaction Costs (3)	44	—		123	—
Operating income from continuing operations - as adjusted	$798	$804	(1)%	$3,150	$3,025	4%
Operating margin from continuing operations	24.0%	18.2%		25.1%	19.7%
Operating margin from continuing operations - as adjusted	26.9%	27.9%		28.5%	27.5%

	Three Months Ended December 31,			Twelve Months Ended December 31,
(millions, except per share data)	2020	2019	% Change	2020	2019	% Change
Operating income from continuing operations - as adjusted	$798	$804	(1)%	$3,150	$3,025	4%
Interest income	1	4	(75)%	6	8	(25)%
Interest expense	(82)	(80)	3%	(334)	(307)	9%
Other income (expense):
Other income (expense) - pensions - as adjusted	3	(3)	200%	13	9	44%
Other income (expense) - other	(9)	(4)	125%	(1)	(8)	(88)%
Total Other income (expense) - as adjusted	(6)	(7)	(14)%	12	1	1,100%
Income before income taxes from continuing operations - as adjusted	711	721	(1)%	2,834	2,727	4%
Income tax expense (4)	95	113	(16)%	499	478	4%
Net income from continuing operations - as adjusted	616	608	1%	2,335	2,249	4%
Less: Net income attributable to noncontrolling interests	10	8	25%	49	41	20%
Net income attributable to Aon shareholders from continuing operations - as adjusted	606	600	1%	2,286	2,208	4%
Net income (loss) from discontinued operations - as adjusted	—	—	—%	1	(1)	200%
Net income attributable to Aon shareholders - as adjusted	$606	$600	1%	$2,287	$2,207	4%
Diluted net income (loss) per share attributable to Aon shareholders
Continuing operations - as adjusted	$2.62	$2.53	4%	$9.81	$9.17	7%
Discontinued operations - as adjusted	—	—	—%	—	—	—%
Net income attributable to Aon shareholders - as adjusted	$2.62	$2.53	4%	$9.81	$9.17	7%
Weighted average ordinary shares outstanding - diluted	230.9	237.0	(3)%	233.1	240.6	(3)%
Effective Tax Rates (4)
Continuing Operations - U.S. GAAP	14.7%	13.4%		18.2%	15.9%
Continuing Operations - Non-GAAP	13.4%	15.7%		17.6%	17.5%
Discontinued Operations - U.S. GAAP	—%	17.6%		24.1%	47.4%
Discontinued Operations - Non-GAAP	—%	17.6%		24.1%	47.4%
(1)Certain noteworthy items impacting operating income in 2020 and 2019 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.
(2)During the fourth quarter of 2019, the Company settled legacy litigation that had been reported in a prior year as an adjustment to GAAP earnings.  In connection with the settlement, the Company recorded a $13 million charge in 2019, which represents the difference between the amount previously accrued in prior years and the final settlement amount of the legacy litigation.
(3)As part of the proposed combination with Willis Towers Watson, certain transaction costs will be incurred by the Company prior to the closing date, which is expected to be in the first half of 2021, subject to regulatory approval and other customary closing conditions. These costs include advisory, legal, accounting, valuation, and other professional or consulting fees required to complete the combination.
(4)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with restructuring plan expenses, legacy litigation, accelerated tradename amortization, impairment charges, and certain transaction costs, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the tax impacts of payment of certain legacy litigation and enactment date impacts of the Tax Cuts and Jobs Acts of 2017.

Aon plc
Consolidated Statements of Financial Position (Unaudited)

	As of December 31,
(millions)	2020	2019
Assets
Current Assets
Cash and cash equivalents	$884	$790
Short-term investments	308	138
Receivables, net	3,070	3,112
Fiduciary assets (1)	13,790	11,834
Other current assets	624	602
Total Current Assets	18,676	16,476
Goodwill	8,666	8,165
Intangible assets, net	640	783
Fixed assets, net	599	621
Operating lease right-of-use assets	911	929
Deferred tax assets	724	645
Prepaid pension	1,280	1,216
Other non-current assets	610	570
Total Assets	$32,106	$29,405

Liabilities and equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$2,016	$1,939
Short-term debt and current portion of long-term debt	448	712
Fiduciary liabilities	13,790	11,834
Other current liabilities	1,170	1,086
Total Current Liabilities	17,424	15,571
Long-term debt	7,281	6,627
Non-current operating lease liabilities	897	944
Deferred tax liabilities	262	199
Pension, other postretirement, and postemployment liabilities	1,763	1,738
Other non-current liabilities	896	877
Total Liabilities	28,523	25,956

Equity
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	6,312	6,152
Retained earnings	1,042	1,254
Accumulated other comprehensive loss	(3,861)	(4,033)
Total Aon Shareholders' Equity	3,495	3,375
Noncontrolling interests	88	74
Total Equity	3,583	3,449
Total liabilities and equity	$32,106	$29,405

(1)Includes cash and short-term investments of $5,681 million and $5,154 million as of December 31, 2020 and 2019, respectively.

Aon plc
Consolidated Statements of Cash Flows (Unaudited)

	Year ended December 31,
(millions)	2020	2019
Cash flows from operating activities
Net income	$2,018	$1,573
Less: Income from discontinued operations, net of income taxes	1	(1)
Adjustments to reconcile net income to cash provided by operating activities:
Loss (gain) from sales of businesses and investments, net	(25)	(13)
Depreciation of fixed assets	167	172
Amortization and impairment of intangible assets	246	392
Share-based compensation expense	312	317
Deferred income taxes	9	(36)
Change in assets and liabilities:
Fiduciary receivables	(1,140)	(409)
Short-term investments — funds held on behalf of clients	(308)	(1,246)
Fiduciary liabilities	1,448	1,655
Receivables, net	108	(371)
Accounts payable and accrued liabilities	186	(28)
Restructuring reserves	(127)	3
Current income taxes	(17)	(20)
Pension, other postretirement and postemployment liabilities	(141)	(156)
Other assets and liabilities	48	1
Cash provided by operating activities	2,783	1,835

Cash flows from investing activities
Proceeds from investments	64	61
Payments for investments	(97)	(113)
Net sales (purchases) of short-term investments — non-fiduciary	(167)	35
Acquisition of businesses, net of cash acquired	(368)	(39)
Sale of businesses, net of cash sold	30	52
Capital expenditures	(141)	(225)
Cash provided by (used for) investing activities	(679)	(229)

Cash flows from financing activities
Share repurchase	(1,763)	(1,960)
Issuance of shares for employee benefit plans	(149)	(131)
Issuance of debt	4,153	6,052
Repayment of debt	(3,882)	(4,941)
Cash dividends to shareholders	(412)	(410)
Noncontrolling interests and other financing activities	(35)	(103)
Cash used for financing activities	(2,088)	(1,493)

Effect of exchange rates on cash and cash equivalents	78	21
Net increase (decrease) in cash and cash equivalents	94	134
Cash and cash equivalents at beginning of year	790	656
Cash and cash equivalents at end of year	$884	$790